UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2010

NEXTWAVE WIRELESS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51958	20-5361360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12264 El Camino Real, Suite 305 San Diego, California		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 731-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) A special meeting of the stockholders of NextWave Wireless Inc. (the “Company”) was held on October 1, 2010.

(b) The matters voted upon at the special meeting and the results of the votes were as follows:

•

For the proposal to adopt and approve the stock purchase agreement dated July 30, 2010, by and among the Company, NextWave Broadband Inc., a wholly-owned subsidiary of the Company (“NextWave Broadband”), PacketVideo Corporation, a majority-owned subsidiary of NextWave Broadband (“PacketVideo”), and NTT DOCOMO, INC. (“DOCOMO”), and authorize the transactions contemplated thereby, including the sale by NextWave Broadband of all of the shares of common stock of PacketVideo owned by it to DOCOMO for $111.6 million, the voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
13,929,615	27,777	14,363	n/a

This proposal was approved by the affirmative vote of holders of approximately 62% of the shares of the Company’s common stock outstanding and entitled to vote at the special meeting.

•

For the proposal to authorize the proxies to vote to adjourn, postpone or continue the special meeting to a later date to enable the Company to solicit additional proxies in favor of the proposal to adopt and approve the stock purchase agreement and authorize the sale of the PacketVideo shares to DOCOMO contemplated thereby at the special meeting, the voting results were as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,384,912	3,570,054	16,789	n/a

This proposal was approved by approximately 74% of the shares of the Company’s common stock represented at the special meeting in person or by proxy and entitled to vote. Because the first proposal was approved, however, the meeting was not adjourned to solicit additional proxies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTWAVE WIRELESS INC.

By:	/S/ FRANK A. CASSSOU
Name:	Frank A. Cassou
Title:	Executive Vice President and Chief Legal Counsel

Dated: October 4, 2010